UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

SPDR® GOLD TRUST

SPONSORED BY WORLD GOLD TRUST SERVICES, LLC

(Name of Registrant as Specified In Its Charter)

Steven J. Glusband, Esq.

Austin D. Keyes, Esq.

Carter Ledyard & Milburn LLP

2 Wall Street

New York, New York 10005

(212) 732-3200

glusband@clm.com

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPDR® Gold Trust Consent Solicitation – Sponsored by World Gold Trust Services, LLC

Record Date: June 9, 2014

Vote Cut-off Date: August 29, 2014, adjourned to October 17, 2014

Additional Materials:

Item 1. Broadridge Call Center Script.

Item 2. Solicitation Background Information.

Item 1

Hello, may I please speak with <Full Name as it appears on registration>?

Mr./Ms. <Last Name>, my name is                     and I am calling regarding your investment in SPDR Gold Trust®, also known as GLD®.

I promise it will be brief.

If “Yes”, proceed below. If “No”, I’m calling about two important changes to GLD, is there another time I can call?

Thank you. I want to let you know that this call is being recorded for quality assurance.

I’m calling to kindly ask you to vote on two very important proposals we recently mailed to you.

The proposed changes will not impact your shareholding or investment performance in any way.

Your vote is really important and every vote counts, no matter how big or small.

May I record your vote “FOR” these proposals?

If “No” or negative response:

I would be happy to review the proposals with you.

[Be prepared to READ Proposals and mention the ISS and Glass-Lewis recommendations including their focus on protecting shareholder interests*]

Would you like to vote all of your shares accordingly?

Thank you, I am recording your <For/Against/Abstain**> vote.

•	For confirmation purposes, please state your full name?

•	According to our records, you currently reside at <City, State, Zip Code >?

•	To ensure we have the correct street address for the confirmation, please state your full street address.

Thank you. You will receive confirmation of your voting instructions within the next five-to-seven business days.

If you have any questions once you have received your confirmation, you can contact us at 1-855-601-2254 between 9 a.m. and 10 p.m. Eastern Time.

Mr./Ms. <Last Name>, We greatly appreciate your time AND your investment in GLD!

Thank you and have a good day!

*	Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co., LLC, are the two leading proxy advisory firms.
**	Please advise shareholders that an “abstain” vote will have the same effect as a vote against each proposal.

Item 2

SPDR® Gold Trust Consent solicitation details:

Filing date: June 19th, 2014

Record date: June 9th, 2014

Solicitation Agent: Broadridge Financial Solutions, LLC

Solicitation Agent contact information: 1-855-601-2254

To vote online: www.proxyvote.com

To vote by telephone: 1-800-454-8683

The Consent Solicitation is seeking shareholder consent for two proposals:

1)	Unitary Fee: To approve amendments to the Trust Indenture that change the manner in which the ordinary fees and expenses of the Trust are paid such that, in return for a payment to the Sponsor of 0.40% per year of the daily NAV of the Trust, the Sponsor will be responsible for all other ordinary fees and expenses of the Trust, as described in the Consent Solicitation Statement.

2)	Affiliate Compensation: To approve the amendment to section 3.08 of the Trust Indenture to permit the Sponsor to compensate affiliates for providing marketing and other services to the Trust.

The changes called for in proposal 1 are being sought because of the following:

1)	The Trust was the first of its kind when developed nearly ten years ago. Since that time, similar ETFs have adopted the unitary fee structure making it the industry standard/best practice. Proposal 1 seeks to implement this industry standard/best practice and in effect simplify and modernize the trust for current and future shareholders.

The Sponsor believes that this change will make the accounting for the Trust’s fees and expenses simpler and more efficient with the Sponsor being able to provide greater oversight over the Trust’s service providers. The Sponsor also believes that it will be better able to control the Trust’s costs if proposal 1 is adopted.

2)	Currently, the Trust, under certain circumstances, is permitted to charge investors an amount in excess of 0.40% of the daily NAV per year for ordinary fees and expenses of the Trust. Although this has not occurred historically, with the changes sought in proposal 1, investors will have ongoing assurance that those ordinary fees and expenses will not exceed 0.40% of NAV per year.

Approval for Proposal 2 is being sought because having the ability to utilize the expertise of the World Gold Council, the Sponsor’s ultimate parent company, and its affiliates, when and if needed, is likely to be beneficial to the Trust and its shareholders. The Sponsor believes that it will be in the best interest of the Trust if the Sponsor were permitted to engage and pay certain of its affiliates, for example, those that have expertise with respect to gold as an asset class, including the marketing of gold as an asset class. The Sponsor will be responsible for any payments made to affiliates for providing any services to the Trust without any additional cost to the Trust.

Independent evaluations of the proposals:

Prominent proxy review providers Institutional Shareholder Services (ISS) and Glass-Lewis, two leading, independent proxy advisory firms focused on protecting shareholder interests, have each recommended that Shareholders vote “FOR” both proposals.

Additional recommendations:

The board of directors of World Gold Trust Services, LLC, the Sponsor of the Trust, recommends that shareholders vote “FOR” the two proposals.